UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2017

POWIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction incorporation	Commission File Number	IRS Employer
Identification No.

20550 SW 115th Ave. Tualatin, OR 97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-	Financial Information

Item 2.03	Creation of a Direct Financial Obligation

 On March 16, 2017, the Company entered into a Secured Promissory Note Financing and Participation Rights Agreement (“Agreement”) with a private investor pursuant to which the Company issued its promissory note (“Note”) in the principal amount of $2 million. The Note carries simple interest at 6% per year. The Note is payable on demand 24 months after the date of issuance. The Note is secured by the assets of PPA Grand Johanna LLC which owns and operated the 2 megawatt battery storage project in Irvine, California. In addition, the Company’s CEO Joseph Lu has provided a personal guarantee of $1 million of the Note’s principal amount.

The Agreement further provides that if the Company issues its equity securities within 24 months of the issuance of the Note which results in aggregate proceeds to the Company of not less than $20,000,000 based on Company valuation of at least $100,000,000, the Note holder will have the right to participate in such qualified financing and convert the first $1million of the Note balance into the offered securities at 90% of the price per share paid under the qualified financing. In addition, the Note holder will have the right to convert the remaining balance of the Note into equity securities offered by the Company in the qualified financing at the same price per share paid by the other participants in the qualified financing.

The above description of the Agreement and the Note is qualified in its entirety by reference to the complete Agreement which attached as an exhibit to this Report.

Section 9-	Financial Statements and Exhibits

Item 9.01	Exhibits

Exhibit No.	Description

10.1	Secured Promissory Note Financing and Participation Rights in Powin Energy dated March 16, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN ENERGY CORPORATION

Dated: March 30, 2015	by: /s/ Joseph Lu
Chief Executive Officer